Exhibit 99.1
Liberty Latin America Reports Q2 2026 Results
Gained 45,000 postpaid and broadband net adds in Q2

Operating Income & Adjusted OIBDA YoY growth

Significant expansion in cash flow from operations and Adjusted FCF

Completed preferred stock distribution; declared quarterly preferred dividend

Accelerated stock repurchase activity: over $60 million to date in 2026

Denver, Colorado - Aug 5, 2026: Liberty Latin America Ltd. (“Liberty Latin America” or “LLA”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) today announced its financial and operating results for the three months (“Q2”) and six months (“YTD” or “H1”) ended June 30, 2026.

President and CEO Balan Nair commented, “The second quarter represented another strong quarter of postpaid mobile additions as well as highlighting better momentum in broadband. The broadband momentum includes our recovery in Jamaica and stronger net additions elsewhere in the group.”

“Adjusted OIBDA returned to YoY growth in the second quarter, while still being impacted by headwinds from Hurricane Melissa. Adjusted FCF showed a healthy advance of over $160 million YoY in the first half of 2026.”

“To further accelerate cost initiatives across the group, we are announcing a 10-year strategic agreement with Amdocs that brings greater scale, specialized expertise and expanded technology and AI capabilities to our IT operations. This further supports efforts to improve our cost base, drive Adjusted OIBDA margin expansion and improve capital efficiency. This transaction is expected to deliver in excess of $250 million in NPV to LLA.”

“As discussed at our first quarter earnings, we distributed $500 million of preferred stock in the second quarter and announce today our first quarterly dividend on September 15, 2026 to preferred shareholders. This provides for an attractive return on the preferred security while also indicating our confidence in future cash flow generation.”

“Reflecting this constructive outlook for the business and our conviction on value in the LLA equity, we accelerated share repurchases into the third quarter. Through 2026 to date the buyback is running at over $60 million and we will remain opportunistic on further purchases.”

Business Highlights
•Liberty Caribbean: Hurricane impacts lessening though still affecting YoY growth
◦Strong performance in postpaid mobile driven by FMC
◦Continued recovery in online fixed RGUs in Jamaica
•C&W Panama: Highest subscriber additions in the LLA group across broadband and postpaid
◦Accelerating broadband additions on higher gross adds and lower churn
◦Healthy prepaid additions despite prepaid to postpaid migration
•Liberty Networks: Projects driving top line
◦Revenue and Adjusted OIBDA supported by large subsea build project
◦Geopolitics driving increased carrier and enterprise interest in Venezuela
•Liberty Puerto Rico: Improving momentum on subscriber volumes continues
◦Third consecutive quarter of postpaid adds; traction on SIM-only product
◦Diminishing fixed broadband losses following network-quality focus
•Liberty Costa Rica: Improving Adjusted OIBDA
◦Holding firm on volumes in competitive fixed market
◦Cost savings starting to flow, driving up Adjusted OIBDA

Preferred Dividend Update
Liberty Latin America also today announced that its Board of Directors declared the regular quarterly cash dividend payable to holders of its 9.0% Series A Cumulative Redeemable Preferred Stock. The per share amount of the quarterly cash dividend will be $0.5625, payable in cash on September 15, 2026 to stockholders of record of the preferred stock at the close of business on September 1, 2026.

Financial and Operating Highlights

Financial Highlights	Q2 2026	Q2 2025	YoY Increase	YoY Rebased Increase	YTD 2026	YTD 2025	YoY Increase	YoY Rebased Increase / (Decline)

(USD in millions)
Revenue	$1,103	$1,087	1%	—%	$2,185	$2,170	1%	(1%)
Operating income (loss)	$181	$(333)	154%		$326	$(205)	259%
Adjusted OIBDA	$436	$415	5%	3%	$841	$822	2%	1%
Property & equipment additions	$179	$150	19%		$289	$271	7%
As a percentage of revenue	16%	14%			13%	12%

Adjusted FCF before distributions to noncontrolling interest owners	$83	$(41)			$19	$(145)
Distributions to noncontrolling interest owners	(25)	—			(25)	(29)
Adjusted FCF	$58	$(41)			$(6)	$(174)

Cash provided by operating activities	$217	$141			$259	$166
Cash used by investing activities	$(128)	$(152)			$(236)	$(247)
Cash used by financing activities	$(35)	$(36)			$(74)	$(32)
Amounts may not recalculate due to rounding.
Note: rebased growth rates, consolidated Adjusted OIBDA and Adjusted FCF are non-GAAP measures. Rebased growth rates reflect the estimated impacts of FX. See Non-GAAP Reconciliations section.

Operating Highlights[1]	Q2 2026	Q1 2026

Total customers	1,839,200	1,831,600
Organic customer additions (losses)	7,600	(3,300)
Fixed RGUs	3,883,500	3,848,500
Organic RGU additions	35,000	11,900
Organic internet additions	12,100	1,800
Mobile subscribers	6,759,800	6,809,100
Organic mobile additions (losses)	(49,300)	15,100
Organic postpaid additions	33,100	50,200
1.See Glossary for the definition of RGUs and mobile subscribers. All subscriber / RGU additions or losses refer to net organic changes, unless otherwise noted.

Revenue Highlights
The following table presents (i) revenue of each of our segments and corporate operations for the periods indicated and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)		Six months ended		Increase/(decrease)
	June 30,				June 30,
	2026	2025	%	Rebased %	2026	2025	%	Rebased %
	in millions, except % amounts
Liberty Caribbean	$361.7	$366.3	(1)	(2)	$716.2	$730.2	(2)	(2)
C&W Panama	176.9	177.3	—	—	352.4	354.3	(1)	(1)
Liberty Networks	130.4	114.6	14	10	251.6	225.0	12	9
Liberty Puerto Rico	287.5	301.3	(5)	(5)	583.7	599.7	(3)	(3)
Liberty Costa Rica	168.5	151.3	11	—	326.6	309.5	6	(2)
Corporate	3.6	3.8	(5)	(5)	7.1	7.7	(8)	(8)
Eliminations	(26.0)	(27.9)	N.M.	N.M.	(52.2)	(56.2)	N.M.	N.M.
Total	$1,102.6	$1,086.7	1	—	$2,185.4	$2,170.2	1	(1)
N.M. – Not Meaningful.
•Reported revenue for the three and six months ended June 30, 2026 was 1% higher compared to the corresponding prior-year periods. Rebased revenue over the respective periods was flat and 1% lower.
◦On a rebased basis, strong growth at Liberty Networks was offset by declines in Liberty Puerto Rico and, to a lesser extent, Liberty Caribbean.
Q2 2026 Revenue Growth – Segment Highlights
(All growth rates are year-over-year unless otherwise specified)

•Liberty Caribbean: revenue decreased 1% and 2% on a reported and rebased basis. For the second quarter of 2026, Hurricane Melissa negatively impacted revenue by $6 million on a net basis. We have seen continued strength in residential mobile, with subscription revenue growing 8%, driven by rising FMC penetration and strong postpaid subscriber additions, as well from supportive pricing on both postpaid and prepaid. Residential fixed revenue declined by 8% on a rebased basis with continued headwinds from offline and lost subscribers from Hurricane Melissa.
•C&W Panama: revenue was flat in Q2. Total residential revenue grew 1% supported by a double-digit expansion in the postpaid subscriber base, while we have also registered positive prepaid net additions for the last four quarters. B2B revenue was down 3% in Q2 driven by a decline in rates during the first quarter of 2026 related to data services provided to government-related agencies.
•Liberty Networks: revenue increased by 14% and 10% on a reported and rebased basis, respectively. This was driven by our El Salvador project and lease capacity sales in our Wholesale business. Enterprise continued to register low single-digit growth in the quarter.
•Liberty Puerto Rico: revenue was down 5% due to pressure on mobile, predominantly coming from a lower prepaid subscriber base following the Boost migration as well as from lower roaming revenue. Lower residential fixed pricing also contributed to the segment decline.
◦Sequentially, however, mobile service revenue trends were more supportive on the back of an increase in postpaid ARPU in Q2 as well as postpaid net additions. Residential fixed revenue declined only slightly on a sequential basis, reflecting more modest pricing weakness, as well as a second consecutive quarter of positive RGU additions.
•Liberty Costa Rica: revenue was up 11% on a reported basis and flat on a rebased basis. We continued to grow residential mobile revenue, up 6% on a rebased basis, on the back of the strong postpaid subscriber additions over the last twelve months. This continues, however, to be offset by the residential fixed business which saw revenue fall 11% on a rebased basis.

Operating Income
•We reported operating income (loss) of $181 million and ($333 million) for the three months ended June 30, 2026 and 2025, respectively, and $326 million and ($205 million) for the six months ended June 30, 2026 and 2025, respectively.
◦The improvements for each of the three and six-months comparisons are primarily due to (i) declines in impairment, restructuring and other operating items, as we incurred impairment on spectrum assets during the 2025 periods, and (ii) increases in Adjusted OIBDA.
Adjusted OIBDA Highlights
The following table presents (i) Adjusted OIBDA of each of our reportable segments and our corporate category for the periods indicated and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase (decrease)		Six months ended		Increase (decrease)
	June 30,				June 30,
	2026	2025	%	Rebased %	2026	2025	%	Rebased %
	in millions, except % amounts
Liberty Caribbean	$164.5	$173.8	(5)	(6)	$327.9	$347.1	(6)	(6)
C&W Panama	65.4	68.6	(5)	(5)	129.1	133.2	(3)	(3)
Liberty Networks	66.7	60.8	10	9	121.9	118.7	3	2
Liberty Puerto Rico	92.7	87.0	7	7	183.8	168.5	9	9
Liberty Costa Rica	63.8	54.0	18	7	120.3	112.9	7	(1)
Corporate	(17.1)	(29.2)	41	41	(41.9)	(58.8)	29	29
Total	$436.0	$415.0	5	3	$841.1	$821.6	2	1

Operating income (loss) margin	16.4%	(30.6)%	14.9%	(9.4)%

Adjusted OIBDA margin	39.5%	38.2%	38.5%	37.9%
•Adjusted OIBDA on a reported basis for the three and six months ended June 30, 2026 was up 5% and 2%, respectively, over prior-year periods. On a rebased basis, Adjusted OIBDA grew 3% and 1% over the corresponding periods.
◦We saw strong expansion in Adjusted OIBDA from Liberty Costa Rica, Liberty Networks and Liberty Puerto Rico, offset by declines in Liberty Caribbean and C&W Panama. The headwinds from Hurricane Melissa were $6 million on a net basis at the Adjusted OIBDA level in the second quarter.

Q2 2026 Adjusted OIBDA Growth – Segment Highlights
(All growth rates are year-over-year unless otherwise specified)
•Liberty Caribbean: Adjusted OIBDA fell by 5% on a reported basis and 6% on a rebased basis, largely resulting from the impact of Hurricane Melissa.
•C&W Panama: Adjusted OIBDA fell by 5% in Q2, reflecting higher professional services and commercial costs.
•Liberty Networks: Adjusted OIBDA increased by 10% and 9% on a reported and rebased basis, respectively, reflecting a positive delta from El Salvador project revenue and costs booked this quarter.
•Liberty Puerto Rico: Adjusted OIBDA increased by 7%. The improvement reflected a favorable year-over-year comparison on inventory charges, programming costs, as well as bad debt expenses.
•Liberty Costa Rica: Adjusted OIBDA increased by 18% and 7% on a reported and rebased basis, respectively, benefitting from cost-saving initiatives principally associated with reductions in commercial costs, including call center expenses and sales commissions. We continue to anticipate cost saving initiatives supporting trends in the coming periods.

Property & Equipment Additions and Capital Expenditures
The table below highlights the categories of the property and equipment additions (P&E Additions) for the indicated periods and reconciles to cash paid for capital expenditures, net.

	Three months ended		Six months ended
	June 30,		June 30,
	2026	2025	2026	2025
	USD in millions
Customer Premises Equipment	$39.5	$38.1	$79.4	$81.0
New Build & Upgrade	24.0	20.9	45.4	39.9
Capacity	36.8	23.8	46.1	44.0
Baseline	64.5	58.8	100.2	91.7
Product & Enablers	13.7	8.6	18.1	13.9
Property & equipment additions	178.5	150.2	289.2	270.5
Assets acquired under capital-related vendor financing arrangements	(51.5)	(17.8)	(92.8)	(55.4)
Changes in current liabilities related to capital expenditures and other	(6.2)	6.9	23.7	20.9
Capital expenditures, net	$120.8	$139.3	$220.1	$236.0

Property & equipment additions as % of revenue	16.2%	13.8%	13.2%	12.5%

Property & Equipment Additions:
Liberty Caribbean	$52.8	$48.0	$90.3	$85.5
C&W Panama	28.3	20.6	43.7	35.3
Liberty Networks	20.3	20.1	35.5	38.5
Liberty Puerto Rico	45.0	37.5	64.4	66.1
Liberty Costa Rica	23.4	17.3	40.4	32.5
Corporate	8.7	6.7	14.9	12.6
Property & equipment additions	$178.5	$150.2	$289.2	$270.5

Property & Equipment Additions as % revenue by Reportable Segment:
Liberty Caribbean	14.6%	13.1%	12.6%	11.7%
C&W Panama	16.0%	11.6%	12.4%	10.0%
Liberty Networks	15.6%	17.5%	14.1%	17.1%
Liberty Puerto Rico	15.7%	12.4%	11.0%	11.0%
Liberty Costa Rica	13.9%	11.4%	12.4%	10.5%

New Build and Homes Upgraded by Reportable Segment[1]:
Liberty Caribbean	31,500	14,100	75,600	36,300
C&W Panama	9,400	17,200	16,000	39,500
Liberty Puerto Rico	5,900	900	9,600	1,700
Liberty Costa Rica	5,900	30,000	7,800	60,000
Total	52,700	62,200	109,000	137,500
1.Table excludes Liberty Networks as that reportable segment only provides B2B-related services.

Operating Income (Loss) less Property & Equipment Additions
•Operating income (loss) less property and equipment additions was $3 million and ($483 million) for the three months ended June 30, 2026 and 2025, respectively, and $37 million and ($475 million) for the six months ended June 30, 2026 and 2025, respectively.

Adjusted OIBDA less Property & Equipment Additions
The following table presents (i) Adjusted OIBDA less property and equipment additions for each of our reportable segments and Liberty Latin America for the periods indicated and (ii) the percentage change from period-to-period.

	Three months ended		Increase/(decrease)	Six months ended		Increase/(decrease)
	June 30,			June 30,
	2026	2025	%	2026	2025	%
	in millions, except % amounts
Liberty Caribbean	$111.7	$125.8	(11)	$237.6	$261.6	(9)
C&W Panama	37.1	48.0	(23)	85.4	97.9	(13)
Liberty Networks	46.4	40.7	14	86.4	80.2	8
Liberty Puerto Rico	47.7	49.5	(4)	119.4	102.4	17
Liberty Costa Rica	40.4	36.7	10	79.9	80.4	(1)
Liberty Latin America[1]	257.5	264.8	(3)	551.9	551.1	—
1.Adjusted OIBDA less property and equipment additions for Liberty Latin America on a consolidated basis is a non-GAAP measure. Note that the sum of the reportable segments will not agree to the total for Liberty Latin America as we do not disclose amounts associated with our Corporate operations or intersegment eliminations. For the definition of Adjusted OIBDA less property and equipment additions and required reconciliations, see Non-GAAP Reconciliations section.

Summary of Debt, Finance Lease Obligations and Cash & Cash Equivalents
The following table details the U.S. dollar equivalent balances of the outstanding principal amounts of our debt and finance lease obligations, and cash and cash equivalents at June 30, 2026:

	Debt	Finance lease obligations	Debt and finance lease obligations	Cash, cash equivalents and restricted cash
	in millions
Liberty Latin America[1]	$1.3	$—	$1.3	$98.8
C&W2	4,955.3	—	4,955.3	501.9
Liberty Puerto Rico[3]	3,060.9	6.9	3,067.8	114.6
Liberty Costa Rica	510.0	—	510.0	31.6
Total	$8,527.5	$6.9	$8,534.4	$746.9

Consolidated Leverage and Liquidity Information:			June 30, 2026	March 31, 2026
Consolidated debt and finance lease obligations to operating income ratio			13.1x	15.6x
Consolidated net debt and finance lease obligations to operating income ratio			11.9x	14.3x
Consolidated gross leverage ratio[4]			5.1x	4.9x
Consolidated net leverage ratio[4]			4.6x	4.5x
Weighted average debt tenor[5]			4.0 years	4.2 years
Fully-swapped borrowing costs			6.9%	6.7%
Unused borrowing capacity (in millions)[6]			$864.3	$790.3
1.Represents the aggregate amount held by subsidiaries of Liberty Latin America that are outside our borrowing groups.
2.Represents the C&W borrowing group, including the Liberty Caribbean, Liberty Networks and C&W Panama reportable segments.
3.Cash amount includes restricted cash that serves as collateral against certain letters of credit associated with the funding received from the FCC to continue to expand and improve our fixed network.
4.Consolidated leverage ratios are non-GAAP measures. For additional information, including definitions of our consolidated leverage ratios and required reconciliations, see Non-GAAP Reconciliations section.
5.For purposes of calculating our weighted average tenor, total debt excludes vendor financing, debt related to the Tower Transactions and other debt and finance lease obligations.
6.At June 30, 2026, the full amount of unused borrowing capacity under the applicable credit facilities was available to be borrowed, both before and after completion of the June 30, 2026 compliance reporting requirements.

Residential Fixed ARPU per Customer Relationship
The following table provides residential fixed ARPU per customer relationship for the indicated periods:

	Three months ended June 30,			FX-Neutral[1]
	2026	2025	% Change	% Change
Reportable Segment:
Liberty Caribbean	$51.49	$50.84	1%	1%
C&W Panama	$35.08	$37.25	(6%)	(6%)
Liberty Puerto Rico	$78.96	$78.63	—%	—%
Liberty Costa Rica[2]	$38.80	$39.07	(1%)	(11%)
Cable & Wireless Borrowing Group	$46.90	$47.47	(1%)	(1%)
Residential Mobile ARPU
The following table provides residential ARPU per mobile subscriber for the indicated periods:

	Three months ended June 30,			FX-Neutral[1]
	2026	2025	% Change	% Change

Reportable Segment:
Liberty Caribbean	$17.10	$15.62	9%	9%
C&W Panama	$11.79	$12.15	(3%)	(3%)
Liberty Puerto Rico	$35.86	$36.72	(2%)	(2%)
Liberty Costa Rica[3]	$12.87	$11.35	13%	2%
Cable & Wireless Borrowing Group	$14.34	$13.87	3%	3%
1.The FX-Neutral change represents the percentage change adjusted for FX impacts and is calculated by adjusting the current-period figures to reflect translation at the foreign currency rates used to translate the prior-quarter amounts.
2.The ARPU per customer relationship amounts in Costa Rican colones for the three months ended June 30, 2026 and 2025 were CRC 17,706 and CRC 19,794, respectively.
3.The mobile ARPU amounts in Costa Rican colones for the three months ended June 30, 2026 and 2025 were CRC 5,875 and CRC 5,748, respectively.

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategies, priorities and objectives, financial and operational performance; cost reduction and efficiency initiatives; growth expectations; our digital strategy, product innovation and commercial plans and projects; subscriber growth; expectations on demand for connectivity in the region; the recovery by our Puerto Rico and Jamaica operations; the impact of Hurricane Melissa on our business and operations; the anticipated benefits from our partnership with Amdocs; the strength of our balance sheet and tenor of our debt; capital intensity expectations; future share repurchases; our future projected sources and uses of cash; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as hurricanes and other natural disasters, political or social events, and pandemics, such as COVID-19, the uncertainties surrounding such events, the ability and cost to restore networks in the markets impacted by hurricanes or generally to respond to any such events; the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Latin America
Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands BTC, Flow, Liberty and Más Móvil. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a subsea and terrestrial fiber optic cable network that connects over 30 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols “LILA” (Class A) and “LILAK” (Class C), and on the OTC link under the symbol “LILAB” (Class B). Liberty Latin America also has a class of preferred shares, which is traded on the NASDAQ Global Select market under the symbol “LILAP”.

For more information, please visit www.lla.com or contact:

Investor Relations    Corporate Communications
Soomit Datta    ir@lla.com     Michael Coakley    llacommunications@lla.com

Additional Information | Cable & Wireless Borrowing Group
The following tables reflect preliminary unaudited selected financial results, on a consolidated C&W basis, for the periods indicated, in accordance with U.S. GAAP:

	Three months ended
	June 30,		Change	Rebased change[1]
	2026	2025
	in millions, except % amounts
Revenue	$648.8	$635.8	2%	1%
Operating income	$138.1	$138.8	(1%)
Adjusted OIBDA	$296.6	$303.1	(2%)	(2%)
Property & equipment additions	$101.4	$88.7	14%
Operating income as a percentage of revenue	21.3%	21.8%
Adjusted OIBDA as a percentage of revenue	45.7%	47.7%
Proportionate Adjusted OIBDA	$246.2	$251.8

	Six months ended
	June 30,		Change	Rebased change[1]
	2026	2025
	in millions, except % amounts
Revenue	$1,279.9	$1,264.6	1%	1%
Operating income	$263.5	$262.3	—%
Adjusted OIBDA	$578.4	$599.0	(3%)	(4%)
Property & equipment additions	$169.5	$159.3	6%
Operating income as a percentage of revenue	20.6%	20.7%
Adjusted OIBDA as a percentage of revenue	45.2%	47.4%
Proportionate Adjusted OIBDA	$484.9	$498.5
1.    Indicated growth rates are rebased for the estimated impacts of FX.

The following table details the U.S. dollar equivalent of the nominal amount outstanding of C&W's third-party debt and cash and cash equivalents:

		June 30,	March 31,
	Facility Amount	2026	2026
	in millions
Credit Facilities:
Revolving Credit Facility (Adjusted Term SOFR + 3.25%)	$156.0	$—	$—
Revolving Credit Facility (Term SOFR + 3.25%)	$460.0	—	—
Term Loan Facility B-6 due 2029 (Adjusted Term SOFR + 3.0%)	$590.0	590.0	590.0
Term Loan Facility B-7 due 2032 (Term SOFR + 3.25%)	$1,530.0	1,530.0	1,530.0
Total Senior Secured Credit Facilities		2,120.0	2,120.0
CWP Term Loan due 2028 (4.25%)	$435.0	435.0	435.0
Regional and other debt		60.8	91.3
Total Credit Facilities		2,615.8	2,646.3
Notes:
7.125% Senior Secured Notes due 2032	$1,000.0	1,000.0	1,000.0
9.0% Senior Notes due 2033	$755.0	755.0	755.0
Total Notes		1,755.0	1,755.0
Vendor financing and Tower Transactions		584.5	550.5
Total debt		4,955.3	4,951.8
Less: discounts and deferred financing costs		(39.4)	(41.4)
Total carrying amount of debt		4,915.9	4,910.4
Less: cash and cash equivalents		(501.9)	(457.7)
Net carrying amount of debt		$4,414.0	$4,452.7
•At June 30, 2026, our total and proportionate net debt was $4.4 billion and $4.1 billion, respectively, our Fully-swapped Borrowing Cost was 6.4%, and the average tenor of our debt obligations (excluding vendor financing and debt related to the Tower Transactions) was approximately 5.2 years.
•Our portion of Adjusted OIBDA, after deducting the noncontrolling interests' share (“Proportionate Adjusted OIBDA”), was $246 million for Q2 2026.
•C&W's Covenant Proportionate Net Leverage Ratio was 3.8x, which is calculated by annualizing the last two quarters of Covenant EBITDA in accordance with C&W's Credit Agreement.
•At June 30, 2026, we had maximum undrawn commitments of $654 million, including $80 million under our regional facilities. At June 30, 2026, the full amount of unused borrowing capacity under our credit facilities (including regional facilities) was available to be borrowed, both before and after completion of the June 30, 2026 compliance reporting requirements.

Liberty Puerto Rico (LPR) Borrowing Group
Liberty Puerto Rico Borrowing Group includes Liberty Communications PR Holding LP, which consolidates the respective restricted parent and it subsidiaries. The following tables reflect preliminary unaudited selected financial results, on a consolidated Liberty Puerto Rico basis, for the periods indicated, in accordance with U.S. GAAP:

	Three months ended
	June 30,		Change
	2026	2025
	in millions, except % amounts
Revenue	$287.5	$301.3	(5)%
Operating income (loss)	$23.3	$(487.6)	105%
Adjusted OIBDA	$92.7	$87.0	7%
Property & equipment additions	$45.0	$37.5	20%
Operating income (loss) as a percentage of revenue	8.1%	(161.8)%
Adjusted OIBDA as a percentage of revenue	32.2%	28.9%

	Six months ended
	June 30,		Change
	2026	2025
	in millions, except % amounts
Revenue	$583.7	$599.7	(3)%
Operating income (loss)	$40.2	$(483.8)	108%
Adjusted OIBDA	$183.8	$168.5	9%
Property & equipment additions	$64.4	$66.1	(3)%
Operating income (loss) as a percentage of revenue	6.9%	(80.7)%
Adjusted OIBDA as a percentage of revenue	31.5%	28.1%

The following table details the nominal amount outstanding of Liberty Puerto Rico's third-party debt, finance lease obligations and cash and cash equivalents:

		June 30,	March 31,
	Facility amount	2026	2026
	in millions
Credit Facilities:
2027 LPR Revolving Credit Facility (Adjusted Term SOFR + 3.50%)[1]	$172.5	$—	$56.5
2030 LPR Revolving Credit Facility (Term SOFR + 4.25%)	$140.0	—	—
Term Loan Facility due 2028 (Adjusted Term SOFR + 3.75%)	$620.0	620.0	620.0
Term Loan 1 Facility due 2030 (12.0%)[2]	$260.0	260.0	260.0
Term Loan 2 Facility due 2030 (12.0%)[2]	$200.0	150.0	—
Total Senior Secured Credit Facilities		1,030.0	936.5
Notes:
6.75% Senior Secured Notes due 2027	$1,161.0	1,161.0	1,161.0
5.125% Senior Secured Notes due 2029	$820.0	820.0	820.0
Total Notes		1,981.0	1,981.0
Tower Transactions, Handset financing and other		49.9	50.3
Finance lease obligations		6.9	6.8
Total debt and finance lease obligations		3,067.8	2,974.6
Less: premiums, discounts and deferred financing costs, net		(36.3)	(23.9)
Total carrying amount of debt		3,031.5	2,950.7
Less: cash, cash equivalents and restricted cash[3]		(114.6)	(99.7)
Net carrying amount of debt		$2,916.9	$2,851.0
1.The outstanding balance due under the 2027 LPR Revolving Credit Facility was repaid in full during Q2 2026, subsequent to which the facility was terminated.
2.The debt under each of the Term Loan Facilities due 2030 is incurred by entities within the Liberty Puerto Rico Borrowing Group that have been designated as “Unrestricted Subsidiaries” under, and in accordance with, terms governing the 6.75% Senior Secured Notes due 2027, the 5.125% Senior Secured Notes due 2029, and the Term Loan Facility due 2028. A more detailed presentation of this construct will be included in the reporting at the Liberty Puerto Rico Borrowing Group level.
3.Cash amounts include restricted cash that serves as collateral against certain letters of credit associated with funding received from the FCC to continue to expand and improve our fixed network.

•At June 30, 2026, our Fully-swapped Borrowing Cost was 7.3% and the average tenor of our debt (excluding debt related to the Tower Transactions and handset financing) was approximately 2.2 years.
•LPR's Covenant Consolidated Net Leverage Ratio was 14.1x, which is calculated by annualizing the last two quarters of Covenant EBITDA in accordance with LPR’s Credit Agreement.
•At June 30, 2026, we had maximum undrawn commitments of $190 million. At June 30, 2026, the full amount of unused borrowing capacity under the applicable credit facilities was available to be borrowed, both before and after completion of the June 30, 2026 compliance reporting requirements.

Liberty Costa Rica Borrowing Group
The following tables reflect preliminary unaudited selected financial results, on a consolidated Liberty Costa Rica basis, for the periods indicated, in accordance with U.S. GAAP:

	Three months ended
	June 30,		Change
	2026	2025
	CRC in billions, except % amounts
Revenue	76.9	76.7	—%
Operating income	11.3	12.9	(12%)
Adjusted OIBDA	29.1	27.4	6%
Property & equipment additions	10.7	8.8	22%
Operating income as a percentage of revenue	14.7%	16.8%
Adjusted OIBDA as a percentage of revenue	37.8%	35.7%

	Six months ended
	June 30,		Change
	2026	2025
	CRC in billions, except % amounts
Revenue	153.2	156.5	(2%)
Operating income	25.9	28.6	(9%)
Adjusted OIBDA	56.4	57.1	(1%)
Property & equipment additions	18.8	16.5	14%
Operating income as a percentage of revenue	16.9%	18.3%
Adjusted OIBDA as a percentage of revenue	36.8%	36.5%

The following table details the borrowing currency and Costa Rican colón equivalent of the nominal amount outstanding of Liberty Costa Rica's third-party debt and cash and cash equivalents:

	June 30,		March 31,
	2026		2026
	Borrowing currency in millions	CRC equivalent outstanding in billions

Revolving Credit Facility (Term SOFR + 4.25%)	$40.0	18.2	18.6
Term Loan A Facility due 2031 (10.875%)[1]	$45.0	20.4	20.9
Term Loan B Facility due 2031 (10.875%)[1]	$360.0	163.4	167.5
Term Loan A Facility due 2033 (Term SOFR + 3.50%)	$65.0	29.5	30.2
Total debt		231.5	237.2
Less: deferred financing costs		(4.6)	(5.0)
Total carrying amount of debt		226.9	232.2
Less: cash and cash equivalents		(14.3)	(9.3)
Net carrying amount of debt		212.6	222.9
Exchange rate (CRC to $)		454.0	465.1
1.From July 15, 2028 and thereafter, the interest rate is subject to increase by 0.125% per annum for each of the two Sustainability Performance Targets (as defined in the credit agreement) not achieved by Liberty Costa Rica by no later than December 31, 2027.

•At June 30, 2026, our Fully-swapped Borrowing Cost was 10.2% and the average tenor of our debt was approximately 4.5 years.
•LCR's Covenant Consolidated Net Leverage Ratio was 2.0x, which is calculated by annualizing the last two quarters of Covenant EBITDA in accordance with LCR’s Credit Agreement.
•At June 30, 2026, we had maximum undrawn commitments of $20 million (CRC 9.1 billion). At June 30, 2026, the full amount of unused borrowing capacity under the applicable credit facilities was available to be borrowed, both before and after completion of the June 30, 2026 compliance reporting requirements.

Subscriber Table

	Consolidated Operating Data — June 30, 2026
	Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Prepaid	Postpaid	Total Mobile Subscribers

Liberty Caribbean	1,712,100	740,500	287,900	695,600	541,900	1,525,400	1,438,000	430,600	1,868,600
C&W Panama	1,009,000	291,600	188,700	286,300	258,000	733,000	1,567,300	480,500	2,047,800
Total C&W	2,721,100	1,032,100	476,600	981,900	799,900	2,258,400	3,005,300	911,100	3,916,400
Liberty Puerto Rico	1,209,700	507,700	217,600	486,300	292,100	996,000	141,400	531,800	673,200
Liberty Costa Rica[1]	864,400	299,400	216,400	292,200	120,500	629,100	967,500	1,202,700	2,170,200
Total	4,795,200	1,839,200	910,600	1,760,400	1,212,500	3,883,500	4,114,200	2,645,600	6,759,800

1.Our homes passed in Liberty Costa Rica include 54,000 homes on a third-party network that provides us long-term access.

Quarterly Subscriber Variance

	Fixed and Mobile Subscriber Variance Table — June 30, 2026 vs March 31, 2026
	Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Prepaid	Postpaid	Total Mobile Subscribers

Liberty Caribbean	24,900	700	(3,900)	2,300	2,100	500	(42,600)	10,500	(32,100)
C&W Panama	7,300	9,300	6,800	9,500	6,200	22,500	10,100	10,500	20,600
Total C&W	32,200	10,000	2,900	11,800	8,300	23,000	(32,500)	21,000	(11,500)
Liberty Puerto Rico	5,900	(3,200)	3,000	(1,700)	3,300	4,600	(7,900)	7,900	—
Liberty Costa Rica	2,300	800	1,600	2,000	3,800	7,400	(42,000)	4,200	(37,800)
Total Organic Change	40,400	7,600	7,500	12,100	15,400	35,000	(82,400)	33,100	(49,300)

Q2 2026 Adjustments:
Liberty Caribbean	5,900	—	—	—	—	—	—	—	—
Total Q2 2026 Adjustments	5,900	—	—	—	—	—	—	—	—

Net additions (losses)	46,300	7,600	7,500	12,100	15,400	35,000	(82,400)	33,100	(49,300)

Glossary
Adjusted OIBDA – Operating income or loss before share-based compensation and other Employee Incentive Plan-related expense, depreciation and amortization, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration.
Adjusted OIBDA Margin – Calculated by dividing Adjusted OIBDA by total revenue for the applicable period.
ARPU – Average revenue per unit refers to the average monthly subscription revenue (subscription revenue excludes interconnect, mobile handset sales and late fees) per average customer relationship or mobile subscriber, as applicable. ARPU per average customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO fixed services by the average of the opening and closing balances for customer relationships for the indicated period. ARPU per average mobile subscriber is calculated by dividing the average monthly mobile service revenue by the average of the opening and closing balances for mobile subscribers for the indicated period. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per average RGU is calculated by dividing the average monthly subscription revenue from the applicable residential fixed service by the average of the opening and closing balances of the applicable RGUs for the indicated period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable. Customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized.
Consolidated Debt and Finance Lease Obligations to Operating Income Ratio – Defined as total principal amount of debt outstanding (including liabilities related to vendor financing, debt related to the Tower Transactions, other debt and finance lease obligations) to annualized operating income from the most recent two consecutive fiscal quarters.
Consolidated Net Debt and Finance Lease Obligations to Operating Income Ratio – Defined as total principal amount of debt outstanding (including liabilities related to vendor financing, debt related to the Tower Transactions, other debt and finance lease obligations) less cash, cash equivalents and restricted cash to annualized operating income from the most recent two consecutive fiscal quarters.
Customer Relationships – The number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our customer relationship counts. For further information regarding our EBU calculation, see Additional General Notes below. Customer relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two customer relationships. We exclude mobile-only customers from customer relationships.
FMC – Fixed-mobile convergence.
Fully-swapped Borrowing Cost – Represents the weighted average interest rate on our debt (excluding finance leases and including vendor financing obligations, debt related to the Tower Transactions and other debt), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.
Homes Passed – Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our homes passed counts are based on census data that can change based on either revisions to the data or from new census results.
Internet (Broadband) RGU – A home, residential multiple dwelling unit or commercial unit that receives internet services over our network.

Leverage – Our gross and net leverage ratios, each a non-GAAP measure, are defined as total debt (total principal amount of debt outstanding, including liabilities related to vendor financing, debt related to the Tower Transactions, other debt and finance lease obligations, net of projected derivative principal-related cash payments (receipts)) and net debt to annualized Adjusted OIBDA of the latest two quarters. Net debt is defined as total debt less cash, cash equivalents and restricted cash. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements.
Mobile Subscribers – Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.
NPV – Represents the $250 million estimated pre-tax cash flow savings which we expect to generate over the life of the contract
Property and Equipment Addition Categories
•Customer Premises Equipment: Includes capitalizable equipment and labor, materials and other costs directly associated with the installation of such CPE;
•New Build & Upgrade: Includes capitalizable costs of network equipment, materials, labor and other costs directly associated with entering a new service area and upgrading our existing network;
•Capacity: Includes capitalizable costs for network capacity required for growth and services expansions from both existing and new customers. This category covers Core and Access parts of the network and includes, for example, fiber node splits, upstream/downstream spectrum upgrades and optical equipment additions in our international backbone connections;
•Baseline: Includes capitalizable costs of equipment, materials, labor and other costs directly associated with maintaining and supporting the business. Relates to areas such as network improvement, property and facilities, technical sites, information technology systems and fleet; and
•Product & Enablers: Discretionary capitalizable costs that include investments (i) required to support, maintain, launch or innovate in new customer products, and (ii) in infrastructure, which drive operational efficiency over the long term.
Proportionate Net Leverage Ratio (C&W) – Calculated in accordance with C&W's Credit Agreement, taking into account the ratio of outstanding indebtedness (subject to certain exclusions) less cash and cash equivalents to EBITDA (subject to certain adjustments) for the last two quarters annualized, with both indebtedness and EBITDA reduced proportionately to remove any noncontrolling interests' share of the C&W group.
Revenue Generating Unit (RGU) – RGU is separately a video RGU, internet RGU or telephony RGU. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in Puerto Rico subscribed to our video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. RGUs are generally counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled video, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as RGUs during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.
SOHO – Small office/home office customers.

Telephony RGU – A home, residential multiple dwelling unit or commercial unit that receives voice services over our network. Telephony RGUs exclude mobile subscribers.
Tower Transactions – Transactions entered into during 2023 associated with certain of our mobile towers across various markets that (i) have terms of 15 or 20 years and did not meet the criteria to be accounted for as a sale and leaseback and (ii) also include "build to suit" sites that we are obligated to construct.
U.S. GAAP – Generally accepted accounting principles in the United States.
Video RGU – A home, residential multiple dwelling unit or commercial unit that receives our video service over our network, primarily via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Video RGUs that are not counted on an EBU basis are generally counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one RGU.
Additional General Notes
Most of our operations provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B service revenue is derived from SOHO customers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHO customers, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs and SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO customers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.
Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels, and hospitals, in Puerto Rico. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.
While we take appropriate steps to ensure that subscriber and homes passed statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber and homes passed counting process. We periodically review our subscriber and homes passed counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber and homes passed statistics based on those reviews.

Non-GAAP Reconciliations
We include certain financial measures in this press release that are considered non-GAAP measures, including (i) Adjusted OIBDA and Adjusted OIBDA Margin, each on a consolidated basis, (ii) Adjusted Free Cash Flow, (iii) rebased revenue and rebased Adjusted OIBDA growth rates, (iv) consolidated leverage ratios, and (v) Adjusted OIBDA less property and equipment additions on a consolidated basis. The following sections set forth reconciliations of the nearest GAAP measure to our non-GAAP measures, as well as information on how and why management of the Company believes such information is useful to an investor.
Adjusted OIBDA
On a consolidated basis, Adjusted OIBDA is a non-U.S. GAAP measure. Adjusted OIBDA is the primary measure used by our CODM, our Chief Executive Officer, to evaluate segment operating performance. Adjusted OIBDA is also a key factor that is used by our internal decision makers to determine how to allocate resources to segments. Our internal decision makers believe Adjusted OIBDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our Adjusted OIBDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted OIBDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income or loss.
Adjusted OIBDA Less Property and Equipment Additions
We define Adjusted OIBDA less P&E Additions, which is a non-GAAP measure, as Adjusted OIBDA less P&E Additions on an accrual basis. Adjusted OIBDA less P&E Additions is a meaningful measure because it provides (i) a transparent view of Adjusted OIBDA that remains after our capital spend, which we believe is important to take into account when evaluating our overall performance and (ii) a comparable view of our performance relative to other telecommunications companies. Our Adjusted OIBDA less P&E Additions measure may differ from how other companies define and apply their definition of similar measures. Adjusted OIBDA less P&E Additions should be viewed as a measure of operating performance that is a supplement to, and not substitute for, U.S. GAAP measure of income included in our condensed consolidated statement of operations.

A reconciliation of our operating income (loss) or loss to total Adjusted OIBDA, and Adjusted OIBDA less property and equipment additions is presented in the following table:

	Three months ended		Six months ended
	June 30,		June 30,
	2026	2025	2026	2025
	in millions
Operating income (loss)	$181.2	$(333.0)	$326.4	$(204.9)
Share-based compensation and other Employee Incentive Plan-related expense[1]	12.8	13.3	44.4	47.3
Depreciation and amortization	226.1	217.5	443.2	446.3
Impairment, restructuring and other operating items, net	15.9	517.2	27.1	532.9
Adjusted OIBDA	$436.0	$415.0	$841.1	$821.6
Less: Property and equipment additions	178.5	150.2	289.2	270.5
Adjusted OIBDA less property and equipment additions	$257.5	$264.8	$551.9	$551.1

Operating income (loss) margin[2]	16.4%	(30.6)%	14.9%	(9.4)%

Adjusted OIBDA margin[3]	39.5%	38.2%	38.5%	37.9%
1.Includes expense associated with our LTVP, the vesting of which can be settled in either common shares or cash at the discretion of Liberty Latin America’s Compensation Committee.
2.Calculated by dividing operating income or (loss) by total revenue for the applicable period.
3.Calculated by dividing Adjusted OIBDA by total revenue for the applicable period.

Adjusted Free Cash Flow Definition and Reconciliation
We define Adjusted Free Cash Flow (Adjusted FCF), a non-GAAP measure, as net cash provided by our operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, (ii) expenses financed by an intermediary, and (iii) proceeds received in connection with handset receivables securitization, less (a) capital expenditures, net, (b) principal payments on amounts financed by vendors and intermediaries, (c) principal payments on finance leases, (d) repayments made associated with a handset receivables securitization, and (e) distributions to noncontrolling interest owners. We believe that our presentation of Adjusted FCF provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view Adjusted FCF as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our consolidated statements of cash flows.
The following table provides the reconciliation of our net cash provided by operating activities to Adjusted FCF for the indicated period:

	Three months ended		Six months ended
	June 30,		June 30,
	2026	2025	2026	2025
	in millions
Net cash provided by operating activities	$216.8	$141.2	$259.0	$165.8
Cash payments for direct acquisition and disposition costs	6.6	3.6	9.4	4.0
Expenses financed by an intermediary[1]	63.6	46.2	129.2	80.8
Capital expenditures, net	(120.8)	(139.3)	(220.1)	(236.0)
Principal payments on amounts financed by vendors and intermediaries	(79.9)	(86.5)	(148.4)	(145.8)
Principal payments on finance leases	(0.2)	(0.3)	(2.3)	(0.5)
Repayments of handset receivables securitization, net	(3.4)	(6.2)	(7.7)	(13.0)
Adjusted FCF before distributions to noncontrolling interest owners	82.7	(41.3)	19.1	(144.7)
Distributions to noncontrolling interest owners	(24.8)	—	(24.8)	(29.1)
Adjusted FCF	$57.9	$(41.3)	$(5.7)	$(173.8)
1.For purposes of our consolidated statements of cash flows, expenses financed by an intermediary, including value-added taxes, are treated as operating cash outflows and financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our consolidated statements of cash flows. For purposes of our Adjusted FCF definition, we add back the operating cash outflows when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.

Rebase Information
Rebase growth rates are a non-GAAP measure. For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the current year, we reflect the translation of our rebased amounts for the prior-year periods at the applicable average foreign currency exchange rates that were used to translate our results for the corresponding current-year periods.
The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis and should be viewed as measures of operating performance that are a supplement to, and not a substitute for, U.S. GAAP reported growth rates.

The following tables provide the aforementioned adjustments made to the revenue and Adjusted OIBDA amounts for the periods indicated, to derive our rebased growth rates. Due to rounding, certain rebased growth rate percentages may not recalculate.

In the tables set forth below:
•reported percentage changes are calculated as current period measure, as applicable, less prior-period measure divided by prior-period measure; and
•rebased percentage changes are calculated as current period measure, as applicable, less rebased prior-period measure divided by rebased prior-period measure.
The following table sets forth the reconciliation from reported revenue to rebased revenue and related change calculations.

	Three months ended June 30, 2025
	Liberty Caribbean	C&W Panama	Liberty Networks	Liberty Puerto Rico	Liberty Costa Rica	Corporate	Intersegment eliminations	Total
	In millions
Revenue – Reported	$366.3	$177.3	$114.6	$301.3	$151.3	$3.8	$(27.9)	$1,086.7
Rebase adjustment:
Foreign currency	0.9	—	3.7	—	16.5	—	(0.1)	21.0
Revenue – Rebased	$367.2	$177.3	$118.3	$301.3	$167.8	$3.8	$(28.0)	$1,107.7

Reported percentage change	(1)%	—%	14%	(5)%	11%	(5)%	N.M.	1%

Rebased percentage change	(2)%	—%	10%	(5)%	—%	(5)%	N.M.	—%
N.M. – Not Meaningful.

	Six months ended June 30, 2025
	Liberty Caribbean	C&W Panama	Liberty Networks	Liberty Puerto Rico	Liberty Costa Rica	Corporate	Intersegment eliminations	Total
	In millions
Revenue – Reported	$730.2	$354.3	$225.0	$599.7	$309.5	$7.7	$(56.2)	$2,170.2
Rebase adjustment:
Foreign currency	1.2	—	6.5	—	23.7	—	—	31.4
Revenue – Rebased	$731.4	$354.3	$231.5	$599.7	$333.2	$7.7	$(56.2)	$2,201.6

Reported percentage change	(2)%	(1)%	12%	(3)%	6%	(8)%	N.M.	1%

Rebased percentage change	(2)%	(1)%	9%	(3)%	(2)%	(8)%	N.M.	(1)%
N.M. – Not Meaningful.

The following table sets forth the reconciliation from reported Adjusted OIBDA to rebased Adjusted OIBDA and related change calculations.

	Three months ended June 30, 2025
	Liberty Caribbean	C&W Panama	Liberty Networks	Liberty Puerto Rico	Liberty Costa Rica	Corporate	Total
	In millions
Adjusted OIBDA – Reported	$173.8	$68.6	$60.8	$87.0	$54.0	$(29.2)	$415.0
Rebase adjustment:
Foreign currency	0.4	—	0.7	—	5.9	0.1	7.1
Adjusted OIBDA – Rebased	$174.2	$68.6	$61.5	$87.0	$59.9	$(29.1)	$422.1

Reported percentage change	(5)%	(5)%	10%	7%	18%	41%	5%

Rebased percentage change	(6)%	(5)%	9%	7%	7%	41%	3%

	Six months ended June 30, 2025
	Liberty Caribbean	C&W Panama	Liberty Networks	Liberty Puerto Rico	Liberty Costa Rica	Corporate	Total
	In millions
Adjusted OIBDA – Reported	$347.1	$133.2	$118.7	$168.5	$112.9	$(58.8)	$821.6
Rebase adjustment:
Foreign currency	0.6	—	1.1	—	8.6	0.1	10.4
Adjusted OIBDA – Rebased	$347.7	$133.2	$119.8	$168.5	$121.5	$(58.7)	$832.0

Reported percentage change	(6)%	(3)%	3%	9%	7%	29%	2%

Rebased percentage change	(6)%	(3)%	2%	9%	(1)%	29%	1%

The following table sets forth the reconciliation from reported revenue by product on a consolidated basis to rebased revenue by product and related change calculations.

	Three months ended June 30, 2025
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Other revenue	Total revenue
	In millions
Revenue by product – Reported	$326.0	$420.9	$746.9	$334.1	$5.7	$1,086.7
Rebase adjustment:
Foreign currency	4.9	10.7	15.6	5.4	—	21.0
Revenue by product – Rebased	$330.9	$431.6	$762.5	$339.5	$5.7	$1,107.7

Reported percentage change	(5)%	3%	—%	5%	16%	1%

Rebased percentage change	(6)%	1%	(2)%	3%	16%	—%

	Six months ended June 30, 2025
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Other revenue	Total revenue
	In millions
Revenue by product – Reported	$652.5	$843.2	$1,495.7	$662.2	$12.3	$2,170.2
Rebase adjustment:
Foreign currency	6.9	15.3	22.2	9.2	—	31.4
Revenue by product – Rebased	$659.4	$858.5	$1,517.9	$671.4	$12.3	$2,201.6

Reported percentage change	(5)%	3%	(1)%	4%	—%	1%

Rebased percentage change	(6)%	1%	(2)%	3%	—%	(1)%
The following tables set forth the reconciliation from reported revenue by product for our Liberty Caribbean segment to rebased revenue by product and related change calculations.

	Three months ended June 30, 2025
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions
Revenue by product – Reported	$128.3	$109.2	$237.5	$128.8	$366.3
Rebase adjustment:
Foreign currency	0.4	0.2	0.6	0.3	0.9
Revenue by product – Rebased	$128.7	$109.4	$238.1	$129.1	$367.2

Reported percentage change	(7)%	4%	(2)%	—%	(1)%

Rebased percentage change	(8)%	4%	(2)%	—%	(2)%

	Six months ended June 30, 2025
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions
Revenue by product – Reported	$257.2	$219.5	$476.7	$253.5	$730.2
Rebase adjustment:
Foreign currency	0.5	0.3	0.8	0.4	1.2
Revenue by product – Rebased	$257.7	$219.8	$477.5	$253.9	$731.4

Reported percentage change	(7)%	2%	(3)%	—%	(2)%

Rebased percentage change	(8)%	2%	(3)%	—%	(2)%

The following tables set forth the reconciliation from reported revenue by product for our Liberty Costa Rica segment to rebased revenue by product and related change calculations.

	Three months ended June 30, 2025
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions
Revenue by product – Reported	$41.7	$93.7	$135.4	$15.9	$151.3
Rebase adjustment:
Foreign currency	4.5	10.4	14.9	1.6	16.5
Revenue by product – Rebased	$46.2	$104.1	$150.3	$17.5	$167.8

Reported percentage change	(1)%	18%	12%	6%	11%

Rebased percentage change	(11)%	6%	1%	(4)%	—%

	Six months ended June 30, 2025
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions
Revenue by product – Reported	$84.3	$191.5	$275.8	$33.7	$309.5
Rebase adjustment:
Foreign currency	6.5	14.8	21.3	2.4	23.7
Revenue by product – Rebased	$90.8	$206.3	$297.1	$36.1	$333.2

Reported percentage change	(8)%	13%	6%	(1)%	6%

Rebased percentage change	(14)%	4%	(1)%	(7)%	(2)%

Non-GAAP Reconciliation for Consolidated Leverage Ratios
We have set forth below our consolidated leverage and net leverage ratios. Our consolidated leverage and net leverage ratios (Consolidated Leverage Ratios), each a non-GAAP measure, are defined as (i) the principal amount of debt and finance lease obligations less cash and cash equivalents and restricted cash divided by (ii) last two quarters of annualized Adjusted OIBDA. We generally use Adjusted OIBDA for the last two quarters annualized when calculating our Consolidated Leverage Ratios to maintain as much consistency as possible with the calculations established by our debt covenants included in the credit facilities or bond indentures for our respective borrowing groups, which are predominantly determined on a last two quarters annualized basis. For purposes of these calculations, adjusted total debt and finance lease obligations is measured using swapped foreign currency rates. We believe our consolidated leverage and net leverage ratios are useful because they allow our investors to consider the aggregate leverage on the business inclusive of any leverage at the Liberty Latin America level, not just at each of our operations. Investors should view consolidated leverage and net leverage ratios as supplements to, and not substitutes for, the ratios calculated based upon measures presented in accordance with U.S. GAAP. Reconciliations of the numerator and denominator used to calculate the consolidated leverage and net leverage ratios as of June 30, 2026 and March 31, 2026 are set forth below:

	June 30, 2026		March 31, 2026
	in millions, except leverage ratios
Total debt and finance lease obligations	$8,448.5		$8,362.1
Discounts, premiums and deferred financing costs, net	85.9		76.0
Adjusted total debt and finance lease obligations	8,534.4		8,438.1
Less:
Cash and cash equivalents	714.1		681.4
Restricted cash[1]	32.8		13.0
Net debt and finance lease obligations	$7,787.5		$7,743.7

Operating income[2]:
Operating income for the three months ended December 31, 2025	N/A		$125.6
Operating income for the three months ended March 31, 2026	$145.2		145.2
Operating income for the three months ended June 30, 2026	181.2		N/A
Operating income – last two quarters	$326.4		$270.8
Annualized operating income – last two quarters annualized	$652.8		$541.6
Adjusted OIBDA[3]:
Adjusted OIBDA for the three months ended December 31, 2025	N/A		$451.3
Adjusted OIBDA for the three months ended March 31, 2026	$405.1		405.1
Adjusted OIBDA for the three months ended June 30, 2026	436.0		N/A
Adjusted OIBDA – last two quarters	$841.1		$856.4
Annualized Adjusted OIBDA – last two quarters annualized	$1,682.2		$1,712.8

Consolidated debt and finance lease obligations to operating income ratio	13.1	x	15.6	x
Consolidated net debt and finance lease obligations to operating income ratio	11.9	x	14.3	x
Consolidated leverage ratio	5.1	x	4.9	x
Consolidated net leverage ratio	4.6	x	4.5	x
N/A – Not Applicable.
1.Amount relates to restricted cash at Liberty Puerto Rico that serves as collateral against certain letters of credit associated with the funding received from the FCC to continue to expand and improve our fixed network.
2.Operating income or loss is the closest U.S. GAAP measure to Adjusted OIBDA, as discussed in Adjusted OIBDA above. Accordingly, we have presented consolidated debt and finance lease obligations to operating income and consolidated net debt and finance lease obligations to operating income as the most directly comparable financial ratios to our non-GAAP consolidated leverage and consolidated net leverage ratios.

3.Adjusted OIBDA is a non-GAAP measure. See Adjusted OIBDA above for reconciliation of Adjusted OIBDA to the nearest U.S. GAAP measure for the three months ended June 30, 2026. A reconciliation of our operating income to Adjusted OIBDA for the three months ended March 31, 2026 and December 31, 2025 is presented in the following table:

	Three months ended
	March 31, 2026	December 31, 2025
	in millions
Operating income	$145.2	$125.6
Share-based compensation and other Employee Incentive Plan-related expense	31.6	12.7
Depreciation and amortization	217.1	245.0
Impairment, restructuring and other operating items, net	11.2	68.0
Adjusted OIBDA	$405.1	$451.3

Non-GAAP Reconciliations for Our Borrowing Groups
The financial statements of each of our borrowing groups are prepared in accordance with U.S. GAAP. We include certain financial measures for our C&W, Liberty Puerto Rico and Liberty Costa Rica borrowing groups in this press release that are considered non-GAAP measures, including: (i) Adjusted OIBDA; (ii) Adjusted OIBDA Margin; (iii) Proportionate Adjusted OIBDA; (iv) rebased revenue and (v) rebased Adjusted OIBDA.
Adjusted OIBDA for our borrowing groups is defined as operating income or loss before share-based compensation and other Employee Incentive Plan-related expense, depreciation and amortization, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Proportionate Adjusted OIBDA is defined as Adjusted OIBDA less the noncontrolling interests' share of Adjusted OIBDA. We believe these measures at the borrowing group level are useful to investors because they are one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measures may not be directly comparable to similar measures used by other public companies. These measures should be viewed as measures of operating performance that are a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income.
A reconciliation of C&W's operating income to Adjusted OIBDA and Proportionate Adjusted OIBDA is presented in the following table:

	Three months ended		Six months ended
	June 30,		June 30,
	2026	2025	2026	2025
	in millions
Operating income	$138.1	$138.8	$263.5	$262.3
Share-based compensation and other employee incentive plan-related expense	3.8	4.4	11.9	12.6
Depreciation and amortization	125.3	119.0	248.0	252.1
Related-party fees and allocations	25.5	29.1	47.0	53.9
Impairment, restructuring and other operating items, net	3.9	11.8	8.0	18.1
Adjusted OIBDA	296.6	303.1	578.4	599.0
Less: Noncontrolling interests' share of Adjusted OIBDA	50.4	51.3	93.5	100.5
Proportionate Adjusted OIBDA	$246.2	$251.8	$484.9	$498.5

A reconciliation of Liberty Puerto Rico's operating income (loss) to Adjusted OIBDA is presented in the following table:

	Three months ended		Six months ended
	June 30,		June 30,
	2026	2025	2026	2025
	in millions
Operating income (loss)	$23.3	$(487.6)	$40.2	$(483.8)
Share-based compensation and other employee incentive plan-related expense	1.3	1.0	3.1	2.6
Depreciation and amortization	55.6	62.6	116.1	122.8
Related-party fees and allocations	11.0	13.4	21.2	25.6
Impairment, restructuring and other operating items, net	1.5	497.6	3.2	501.3
Adjusted OIBDA	$92.7	$87.0	$183.8	$168.5
A reconciliation of Liberty Costa Rica's operating income to Adjusted OIBDA is presented in the following table:

	Three months ended		Six months ended
	June 30,		June 30,
	2026	2025	2026	2025
	CRC in billions
Operating income	11.3	12.9	25.9	28.6
Share-based compensation and other employee incentive plan-related expense	0.2	0.4	0.4	0.6
Depreciation and amortization	16.5	13.6	28.4	26.9
Related-party fees and allocations	0.2	0.6	0.5	0.9
Impairment, restructuring and other operating items, net	0.9	(0.1)	1.2	0.1
Adjusted OIBDA	29.1	27.4	56.4	57.1

The following table sets forth the reconciliations from reported revenue for our C&W borrowing group to rebased revenue and related change calculations:

	Three months ended June 30, 2025	Six months ended June 30, 2025
	in millions
Revenue – Reported	$635.8	$1,264.6
Rebase adjustment:
Foreign currency	4.5	7.6
Revenue – Rebased	$640.3	$1,272.2

Reported percentage change	2%	1%

Rebased percentage change	1%	1%

The following table sets forth the reconciliation from Adjusted OIBDA for our C&W borrowing group to rebased Adjusted OIBDA and related change calculations:

	Three months ended June 30, 2025	Six months ended June 30, 2025
	in millions
Adjusted OIBDA – Reported	$303.1	$599.0
Rebase adjustment:
Foreign currency	1.1	1.7
Adjusted OIBDA – Rebased	$304.2	$600.7

Reported percentage change	(2)%	(3)%

Rebased percentage change	(2)%	(4)%